Exhibit 10.1

Execution Version

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

LOTUS TECHNOLOGY INC.

MERITZ SECURITIES CO., LTD.

SHARE BUYBACK AGREEMENT

in relation to the shares of

LOTUS TECHNOLOGY INC.

This Share Buyback Agreement (this “Agreement”) is dated August 27, 2025.

Parties:

1.	Lotus Technology Inc., an exempted company incorporated in the Cayman Islands with company number 379482 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Company); and

2.	Meritz Securities Co., Ltd., a corporation incorporated under the laws of the Republic of Korea (Korea) having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326 (the Investor)

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 3 (Definitions and Interpretation).

Recitals

(A)	On November 15, 2023, the Parties entered into that certain share subscription agreement, as amended by the amendment agreement entered into by and between the Parties on February 17, 2024, and as supplemented by the supplemental agreement entered into by and between the Parties on September 30, 2024 (the SSA).

(B)	Pursuant to the SSA, the Company allotted and issued, and the Investor subscribed for, 50,000,000 ordinary shares, par value US$0.00001 per share, of the Company (the Ordinary Shares) for an aggregate subscription price of US$500,000,000, which were subsequently converted into 50,000,000 American depository shares of the Company, each of which was duly and validly issued against the deposit of one (1) underlying Ordinary Share deposited with the depository bank of the Company (the ADSs).

(B)	On November 29, 2024, the Parties entered into that certain share buyback agreement, as amended and restated by the amended and restated share buyback agreement entered into by and among the Parties and Lotus EV Limited on March 28, 2025, pursuant to which the Company repurchased 17,500,000 ADSs held by the Investor.

(C)	The Company wishes to further repurchase from the Investor, and the Investor wishes to further sell to the Company, 32,500,000 ADSs (the Repurchased ADSs) subject to the terms and conditions of this Agreement.

IT IS NOW AGREED:

1.	Share Buyback

Subject to the terms and conditions of this Agreement, the Investor shall sell to the Company, and the Company shall repurchase from the Investor, the Repurchased ADSs, free and clear from any Encumbrance and with all rights, title and interest attaching thereto (the Repurchase), at the Closing for an aggregate purchase price equal to US$387,366,127 (the Repurchase Price); provided that concurrently with the Closing, the Company shall be obligated to pay to the Investor an additional depository fee equal to US$1,000,000 (the Depository Fee, and together with the Repurchase Price, the Closing Payment).

2.	Closing

Subject to the satisfaction or waiver of the conditions set forth in clause 4 (Conditions to Closing), the Closing shall take place on September 5, 2025, or another date mutually agreed by the Parties in writing (the Closing Date), in accordance with the procedures set out below:

(a)	five (5) Business Days prior to the Closing Date, the Company shall deposit, or cause to be deposited, an amount equal to US$70,000,000 into the Restricted Cash Account;

(b)	two (2) Business Days prior to the Closing Date, the Investor shall return, or cause to be returned, all Rehypothecated Security Assets then held by the Investor to the Restricted Securities Account;

(c)	one (1) Business Day prior to the Closing Date, the Parties shall jointly instruct JPMorgan to sell or otherwise dispose of all of the Rehypothecated Security Assets returned by the Investor pursuant to clause 2(b) for cash in US$, and to deposit all such cash proceeds in US$, by wire transfer of immediately available funds, and without any set-off, counterclaim, withholding or any other deduction, into the Restricted Cash Account; provided that if such cash proceeds are less than the Closing Payment, then the Company shall deposit, or cause to be deposited, an amount equal to such shortfall, by wire transfer of immediately available funds, and without any set-off, counterclaim, withholding or any other deduction, into the Restricted Cash Account within the same Business Day;

(d)	on the Closing Date and at the Closing:

(i)	the Parties shall jointly instruct JPMorgan to transfer from the Restricted Cash Account, by wire transfer of immediately available funds, and without any set-off, counterclaim, withholding or any other deduction:

(A)	an amount equal to the Closing Payment to a bank account designated by the Investor in writing; and

(B)	any remaining balance in the Restricted Cash Account to a bank account designated by the Company in writing; and

(ii)	the Company shall deliver, or cause to be delivered, to the Investor:

(A)	evidence that the Company has instructed it securities broker to, and such securities broker has, set up receiving instructions for receiving the Repurchased ADSs, through the facilities of the Depository Trust Company, on the Business Day following the Closing Date; and

(B)	a copy of the Company’s board resolutions approving this Agreement and the Repurchase; and

(e)	one (1) Business Day after the Closing Date, the Investor shall deliver, or cause to be delivered, an irrevocable instruction to transfer the Repurchased ADSs, through the facilities of the Depository Trust Company, to an account designated by the Company in writing pursuant to clause 2(d)(ii)(A).

3.	Warranties

3.1	The Company represents and warrants to the Investor as at the date of this Agreement and the Closing Date in the terms of the Company Warranties. Each of the Company Warranties shall be construed as a separate and independent warranty.

3.2	To the extent permitted by applicable Law, the Company shall promptly disclose to the Investor any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the Company Warranties or which will or may be a breach of any Company Warranty when they are repeated at the Closing.

3.3	The Investor represents and warrants to the Company as at the date of this Agreement and at the Closing Date in the terms of the Investor Warranties. Each of the Investor Warranties shall be construed as a separate and independent warranty.

3.4	To the extent permitted by applicable Law, the Investor shall promptly disclose to the Company any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the Investor Warranties or which will or may be a breach of any Investor Warranty when they are repeated at the Closing.

4.	Conditions to Closing

4.1	Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Repurchase shall be subject to the condition that there shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Repurchase.

4.2	Conditions to the Obligations of the Investor. The obligations of the Investor to consummate the Repurchase shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	each of the representations and warranties in Schedule 1 (Company Warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of that specific date); and

(b)	the Company shall have duly performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

4.3	Conditions to the Obligations of the Company. The obligations of the Company to consummate the Repurchase shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	each of the representations and warranties in Schedule 2 (Investor Warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of that specific date); and

(b)	the Investor shall have duly performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.	Termination

(a)	This Agreement:

(i)	may be terminated at any time prior to the Closing upon mutual written agreement of the Parties; and

(ii)	shall be terminated immediately and automatically, without any further action on the part of any Party, in the event that the Company fails to comply with clause 2(a).

(b)	In the event that this Agreement is validly terminated pursuant to clause 5(a), this Agreement shall be terminated and become void and of no effect, except that this clause 5(b), clauses 7 (Costs), 8 (Confidentiality), 9 (Assignment), 11 (Notices), 12 (Acknowledgement), 13 (Entire Agreement), 14 (Waivers, Rights and Remedies), 16 (Variations), 17 (Invalidity and Conflicts), 18 (Third Party Enforcement Rights) and 19 (Governing Law and Jurisdiction) and Schedule 3 (Definitions and Interpretation) shall survive such termination; provided that nothing in this clause 5 (Termination) shall relieve or release any Party of any liability or damages arising out of such Party’s breach of this Agreement prior to such termination.

6.	Termination of SSA

The Parties agree that, from and after, and conditioned upon, the Closing (including, for the avoidance of doubt, each of the steps set out in clause 2), the SSA shall be deemed to terminate and be of no further force or effect.

7.	Costs

Promptly upon demand by the Investor, the Company shall pay or reimburse all fees, expenses and costs (including but not limited to legal expenses) incurred by the Investor in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Repurchase.

8.	Confidentiality

8.1	Each Party shall (and shall ensure that each of its Representatives shall) maintain information relating to the provisions and subject matter of, and negotiations leading to, this Agreement in confidence and not disclose such information to any Person except:

(a)	as permitted by this clause 8 (Confidentiality); or

(b)	as the other Party approves in writing.

8.2	Clause 8.1 shall not prevent disclosure (i) by a Party to its Representatives; or (ii) by a Party or any of its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by applicable Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the disclosing Party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)	disclosure is necessary in connection with the management of the tax affairs of a Party or its Affiliates;

(c)	disclosure is of information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(d)	disclosure is of information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives); or

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings to which the disclosing Party is a party in a case where such disclosure is required by such proceedings.

8.3	The Company shall provide Investor an opportunity, to its reasonable satisfaction, to review and comment on any and all filings by the Company with the SEC regarding this Agreement and the transactions contemplated hereby and any details or characterization thereof.

9.	Assignment

Unless the Parties specifically agree in writing, no Person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in any of them. Any purported assignment in contravention of this clause 9 (Assignment) shall be void.

10.	Further Assurances

10.1	Each Party shall execute, or procure the execution of, such further documents as may be required by applicable Law or be necessary to implement and give effect to this Agreement.

10.2	Each Party shall procure that its Representatives comply with all obligations under this Agreement that are expressed to apply to any such Representatives.

11.	Notices

11.1	Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognized courier company.

11.2	A notice shall be effective upon receipt and shall be deemed to have been received: (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission, if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

11.3	The addresses and email addresses of the Parties for the purpose of clause 11.1 are:

Company	Address:	Email:

For the attention of:	No. 800 Century Avenue	******
Fion Xuan	Pudong District
Shanghai 200120,
People’s Republic of China

Investor	Address:	Email:

For the attention of:	Three IFC,	******
Ethan Lee	10 Gukjegeumyung-ro,	******
Yeongdeungpo-gu, Seoul,
Hobin Whang	07326, Korea

With a copy to:
Davis Polk & Wardwell

For the attention of:	Level 10	******
Miranda So	Hong Kong Club	******
Samuel Kang	Building
3A Chater Road
Hong Kong SAR
With a copy to:
Shin & Kim

For the attention of:	D-Tower (D2)	******
Soo-Kyun Lee	17 Jongno 3-gil	******
James Kang	Jongno-gu, Seoul 03155
Republic of Korea

11.4	Each Party shall notify the other Party in writing of a change to its details in clause 11.3 from time to time.

12.	Acknowledgement

Each Party acknowledges and agrees that its respective legal counsel has reviewed and participated in negotiating the terms of this Agreement. The Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

13.	Entire Agreement

13.1	This Agreement (including the Schedules hereto) sets out the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the subject matter hereof.

13.2	Nothing in this clause 13 (Entire Agreement) shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

14.	Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

15.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment, telecopy or in .pdf shall be an effective mode of delivery.

16.	Variations

No variation, deletion, supplement, amendment or replacement of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of both Parties.

17.	Invalidity and Conflicts

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the applicable Law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

18.	Third Party Enforcement Rights

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a party to this Agreement.

19.	Governing Law and Jurisdiction

19.1	This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

19.2	Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (the HKIAC) under the HKIAC Administered Arbitration Rules in force at the time of commencement of the arbitration. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

20.	Remedies

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise. The Parties acknowledge and agree that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. The Parties further acknowledge that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that in the event of any action brought by the other Party for specific performance or injunctive relief, it will not assert as a defense that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Schedule 1

Company Warranties

1.	The Company is validly incorporated, in existence, in good standing and duly registered under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.	The Company has obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to empower it to enter into and perform its obligations under this Agreement.

3.	Entry into and performance by the Company of this Agreement will not (a) breach any provision of its constitutional documents; or (b) result in a breach of any applicable Laws in its jurisdiction of incorporation, or any order, decree or judgment of any court or any Governmental Entity to which it is a party or by which it is bound.

4.	This Agreement will, when executed, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, moratorium, and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.	No bankruptcy, insolvency or judicial composition proceedings concerning the Company has been applied for. So far as the Company is aware, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Company nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement.

6.	Neither the Company nor any of its subsidiaries are Sanctions Targets, or act directly or indirectly on behalf of any Sanctions Target. Neither the Company nor its subsidiaries are incorporated, located, resident or carrying on a trade or business in a Sanctioned Country. So far as the Company is aware, the Company and its subsidiaries are in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in it being designated as a Sanctions Target.

Schedule 2

Investor Warranties

1.	The Investor is validly incorporated, in existence, in good standing and duly registered under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.	The Investor has obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to empower it to enter into and perform its obligations under this Agreement.

3.	Entry into and performance by the Investor of this Agreement will not (a) breach any provision of its constitutional documents; or (b) result in a breach of any applicable Laws in its jurisdiction of incorporation, or any order, decree or judgment of any court or any Governmental Entity to which it is a party or by which it is bound.

4.	This Agreement will, when executed, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, moratorium, and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.	The Investor is (a) the sole legal and beneficial owner of the Repurchased ADSs free and clear from all Encumbrances; and (b) entitled to transfer or procure the transfer of the full ownership of the Repurchased ADSs to the Company on the terms set out in this Agreement.

6.	No bankruptcy, insolvency or judicial composition proceedings concerning the Investor has been applied for. So far as the Investor is aware, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Investor nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement.

7.	Neither the Investor nor any of its subsidiaries are Sanctions Targets, or act directly or indirectly on behalf of any Sanctions Target. The Investor is not incorporated, located, resident or carrying on a trade or business in a Sanctioned Country. So far as the Investor is aware, the Investor is in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in it being designated as a Sanctions Target.

Schedule 3

Definitions and Interpretation

1.	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Account Security Agreement means the account security agreement, dated February 20, 2024, entered into by and between the Company and the Investor;

ADSs has the meaning given in the Recitals to the Agreement;

Affiliate means, with respect to any Person, (a) any (i) other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, (ii) trust or partnership of which the trustee or general partner is the Person referred to in clause (i), or (iii) entity which manages or provides investment management advice to, or is managed by or receives investment management advice from, any of the foregoing, and (b) any directors of such Person or of a Person described in clause (a) of this sentence; provided that, with respect to the foregoing clause (a), “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;

Agreement has the meaning given in the Preambles to the Agreement;

Business Day has the meaning given in the SSA;

Closing means completion of the Repurchase in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 2;

Closing Payment has the meaning given in clause 1;

Company has the meaning given in the Preambles to the Agreement;

Company Warranties means the warranties given by the Company as set out in Schedule 1 (Company Warranties);

Deposit Agreement means that certain deposit agreement by and among the Company as issuer, Deutsche Bank Trust Company Americas as depositary, and the holders and beneficial owners of ADSs evidenced by American depositary receipts issued thereunder, dated as of January 29, 2024;

Depository Fee has the meaning given in clause 1;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect, with the exception of any of the foregoing arising out of the Deposit Agreement, the Company’s memorandum and articles of association or applicable securities Laws;

Escrow Agreement means the escrow agreement, dated February 20, 2024, entered into by and among the Company, the Investor and JPMorgan Chase Bank, N.A. (as the escrow agent);

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority;

Governmental Order means any judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination or award of any Governmental Entity;

HKIAC has the meaning given in clause 19.2;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

Investor has the meaning given in the Preambles to this Agreement;

Investor Warranties means the warranties given by the Investor as set out in Schedule 2 (Investor Warranties);

JPMorgan means JPMorgan Chase Bank, N.A. Hong Kong Branch, in its capacity as the escrow agent pursuant to the Escrow Agreement;

Korea has the meaning given in the Preambles to this Agreement;

Law(s) means any law, statute, ordinance, rule, regulation, listing rules, stock exchange rules and regulations, code, Governmental Order or other requirement as enacted, issued, promulgated, enforced or entered by a Governmental Entity and having a legally binding effect;

Ordinary Shares has the meaning given in the Recitals to this Agreement;

Parties has the meaning given in the Preambles to this Agreement;

Person means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, government or any agency or political subdivisions thereof, or any group comprised of two (2) or more of the foregoing;

Rehypothecated Security Asset has the meaning given to it in the Account Security Agreement;

Representatives means, in relation to a Party, its respective Affiliates and advisors;

Repurchase has the meaning given in clause 1;

Repurchase Price has the meaning given in clause 1;

Repurchased ADSs has the meaning given in the Recitals to this Agreement;

Restricted Cash Account has the meaning given in the SSA;

Restricted Securities Account has the meaning given in the SSA;

Sanctioned Country means any country or territory that is, or whose government is, the subject or target of comprehensive territorial based Sanctions;

Sanctions means any trade or economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority;

Sanctions Authority means (a) the United Nations (as a whole and not its individual members), including the United Nations Security Council, (b) the United States, including the United States Department of Treasury Office of Foreign Assets Control, the United States Department of Commerce Bureau of Industry and Security and the United States Department of State, (c) the European Union (as a whole and not its individual member states), (d) the United Kingdom, including the Office of Financial Sanctions Implementation of His Majesty's Treasury, or (e) any other relevant national or supra-national Governmental Entity with jurisdiction over the relevant Party, in each case, including the respective governmental institutions, departments and agencies of any of the foregoing which administers or enforces Sanctions with jurisdiction over the relevant Party and its Representatives;

Sanctions Target means any Person with which dealings are restricted or prohibited by any Sanctions;

SEC means the U.S. Securities and Exchange Commission;

SSA has the meaning given in the Recitals to this Agreement;

US$ means United States dollars, the lawful currency from time to time of the United States of America; and

Working Hours means 9.30 a.m. to 5.30 p.m. on a Business Day in the place of receipt of a notice.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	reference to amount in certain currency includes its equivalent in other currencies based on exchange rate published by Bloomberg L.P. on the relevant date (which shall be the date when the warranty is given or the undertaking or obligation needs to be complied with);

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(e)	if the last calendar day of any period of calendar days specified in this Agreement is not a Business Day, then such period shall include and end on the Business Day following such last calendar day.

3.	Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (a) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (b) any enactment which that enactment re-enacts (with or without modification); and (c) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (a) or (b) above, except to the extent that any of the matters referred to in (a) to (c) occurs after the date of this Agreement and increases or alters the liability of the Company or the Investor under this Agreement.

4.	Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.	Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 3 (Definitions and Interpretation) and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURES:	/s/ FENG Qingfeng
for and on behalf of	)
LOTUS TECHNOLOGY INC.	)
	)	NAME:	FENG Qingfeng, CEO

SIGNED	)	SIGNATURES:	/s/ KING JONG MIN
for and on behalf of	)
MERITIZ SECURITIES CO., LTD.	)
	)	NAME:	MERTIZ SECURITIES CO., LTD.
CEO KING JONG MIN